EXHIBIT 21

CITIZENS HOLDING COMPANY

SUBSIDIARIES

The Citizens Bank of Philadelphia, Mississippi

Incorporated in the State of Mississippi

Percentage of Ownership 97.53%

New South Life Insurance Company

Incorporated in the State of Mississippi

Percentage of Ownership 35.61%

Title Service LLC

Incorporated in the State of Mississippi

Percentage of Ownership 44.14%

Commercial Titles Services LLC

Incorporated in the State of Mississippi

Percentage of Ownership 12.50%